Exhibit 10.4

SOTHEBY'S RESTRICTED STOCK UNIT PLAN

PERFORMANCE SHARE UNIT AGREEMENT

THIS AGREEMENT, entered into effective as of the 31st day of March, 2015 between SOTHEBY'S, a Delaware corporation (the "Corporation"), and THOMAS S. SMITH (the "Participant").

WITNESSETH:

WHEREAS, the Board of Directors of the Corporation (the "Board") has established the Sotheby's Restricted Stock Unit Plan, as amended (the "Plan") in order to provide employees of the Corporation with an opportunity to acquire shares of the Corporation's Common Stock, as an inducement to remain in the service of the Corporation or a Subsidiary and to promote the Participant’s commitment to the success of the Corporation during such service.

WHEREAS, Section 6.2 of the Plan provides that Restricted Stock Unit Awards will be subject to attainment of performance goals (“Performance Share Units” or “PSUs”), as determined by the Compensation Committee at the time of grant.

WHEREAS, the Board has determined that it would be in the best interests of the Corporation and its shareholders to award the Participant Performance Share Units with financial performance objectives that appropriately align his incentives with shareholder interests.

WHEREAS, subject to the execution of this Agreement, the Board has approved an award of Performance Share Units to the Participant.

NOW, THEREFORE, it is agreed as follows:

1.    Definitions and Incorporation. The terms used in this Agreement shall have the meanings given to such terms in the Plan. The Plan is hereby incorporated in and made an integral part of this Agreement as if fully set forth herein. In the event of any inconsistency between any provision of the Plan and any provision of this Agreement, the provision of the Plan shall prevail unless the Agreement states that it is intended to differ from the Plan as authorized thereby with respect to a specific issue. The Participant hereby acknowledges that he has received a copy of the Plan and agrees to comply with the terms and conditions of the Plan and this Agreement.

2.    Award of Performance Share Units. Effective March 31, 2015, the Corporation hereby grants the Participant an award of 94,140 Performance Share Units. If vested, each Performance Share Unit will be payable, within 30 days following the date such Performance Share Units vest, in such number of shares as shall be determined by multiplying the number of Performance Share Units by the applicable percentage determined pursuant to the table set forth in Section 3(a) below.

3.    Performance Objectives and Vesting. The Performance Share Units will vest subject to satisfaction of both the Performance Condition and the Service Condition described below.

(a)    Performance Condition. If the average closing prices of the Common Stock during any period of 30 consecutive trading days ending on or after March 31, 2018, and on or before March 31, 2020, at least equals one of the specified price hurdles set forth in the table below (as the same may hereafter be adjusted pursuant to Section 5), the percentage of the Performance Share Units corresponding to such stock price hurdle shall be payable, subject to the satisfaction (or, as applicable, waiver) of the Service Condition described in Section 3(b) below. If during the period from and including March 31, 2018 and through and including March 31, 2020 more than one such stock price hurdle is achieved, the Participant shall be deemed to have earned the percentage of the Performance Share Units corresponding to the highest stock price hurdle achieved, regardless of the closing prices of the Common Stock at the end of such period.

Stock Price as a Percentage of Starting Value	Percent Of Performance Share Units Deemed Earned
< 133 1/3%	0%
133 1/3%	50%
150%	100%
166 2/3%	175%
183 1/3%	250%
200%	350%

Additionally, in the event (i) of a Change in Control or (ii) that the Participant’s employment (A) terminates due to the Participant’s death or Disability, (B) is terminated by the Corporation without Cause or (C) is terminated by the Participant for Good Reason (any termination of employment described in subclauses (A), (B) or (C), a “Specified Termination”), to the extent that it will result in the Participant having had earned a greater percentage of the Performance Share Units than would otherwise apply under the above stated schedule (as the same may hereafter be adjusted pursuant to Section 5), the number of Performance Share Units deemed earned shall be determined based on the average closing prices of the Common Stock during the period of 30 consecutive trading days ending as of the date of such Change in Control or the day immediately prior to such Specified Termination, in either case regardless of whether occurring prior to March 31, 2018, by applying such table and by also using mathematical interpolation to determine the percentage of the Performance Share Units that is deemed earned at the average stock price determined on such date that is between any two of the stock price hurdles specified in the table (including as such hurdles may hereafter be adjusted pursuant to Section 5). For purposes of this Agreement, the terms Cause, Disability and Good Reason shall have the meanings ascribed thereto in the Employment Agreement and Change in Control have the meaning ascribed thereto under Plan as in effect on the date hereof.

(b)     Service Condition. The Service Condition shall be deemed satisfied if the Participant is continuously employed by the Corporation from March 31, 2015 through March 31, 2020. Except as expressly provided below, the Performance Share Units will be forfeited if the Participant's employment terminates prior to March 31, 2020. If, at any time that the Performance Shares are outstanding a Change in Control occurs, or the Participant incur a Specified Termination after March 31, 2018, the Service Condition will be waived and any Performance Share Units that are deemed earned on or before such date pursuant to Section 3(a) above (including the second paragraph of such Section 3(a)) shall be deemed vested and be settled in the corresponding number of shares of Common Stock within 30 days of the occurrence of the Change in Control or the date of the Participant’s Specified Termination, whichever is applicable. If, prior to March 31, 2018, the Participant incurs a Specified Termination, the Service Condition will be waived and the Participant will be entitled to receive common shares with respect to a pro-rated portion of the Performance Share Units that are deemed earned on such date pursuant to Section 3(a) above (including the second paragraph of such Section 3(a)), with the pro-ration based on a fraction, the numerator of which is the number of days of the Participant’s employment from and after March 31, 2015 through and including the Participant’s date of termination and the denominator of which is 1096. It is intended that this Section of this Agreement shall control instead of the automatic vesting in Section 7.3 of the Plan upon death or Disability (as defined in the Plan) of the Participant.

4.    Voting and Dividend Rights. The Participant shall not have the right to vote the underlying shares of stock subject to a Performance Share Unit Award until the Performance Share Units have vested and the shares have been delivered to the Participant as provided in Section 6.3 of the Plan. Notwithstanding anything to the contrary in Section 6.4 of the Plan, the Participant will have no right to receive any dividend equivalents on any of the Performance Share Units.

5.    Adjustments for Corporate Transactions. In the event that there shall occur any transaction or other adjustment in the Corporation’s capital stock, including without limitation, an extraordinary dividend, that would require an adjustment of any restricted stock units outstanding under the Plan, (i) the Performance Share Units shall be adjusted in the same manner as the administrator of such Plan determines to adjust the restricted stock units outstanding under such Plan and (ii) the stock price hurdles specified in the schedule set forth in Section 3(a) hereof shall be adjusted by such administrator to prevent any enhancement or diminution of the Participant’s rights and opportunities hereunder. All distributions, if any, received by the Participant with respect to Performance Share Units awarded herein as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan and this Agreement and the vesting conditions specified herein.

6.    Securities Law Requirements.

(a)    Regardless of whether the offering and sale of the shares of Common Stock under the Plan have been registered under the United States Securities Act of 1933 (the “Act”) or have been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge, or other transfer of such shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. In the event that the sale of such shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, the Participant shall be required to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

(b)    Stock certificates evidencing such shares awarded under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

“THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL FOR THE ISSUER, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

Any determination by the Corporation and its counsel in connection with any of the matters set forth in this paragraph shall be conclusive as to all binding persons.

7.    Rights as an Employee. Nothing in the Plan or this Agreement shall be construed to give the Participant the right to remain in the employment of the Corporation or a Subsidiary or to affect the right of the Corporation or Subsidiary to terminate the Participant’s employment in accordance with the terms and conditions of the Employment Agreement.

8.    Inspection of Records. Copies of the Plan, records reflecting the Participant’s Performance Share Unit award(s), and any other documents and records which the Participant is entitled by law to inspect shall be open to inspection by the Participant and his duly authorized representative(s) at the office of the Corporation at any reasonable business hour.

9.     Notices. Any notice to the Corporation contemplated by this Agreement shall be addressed to the attention of the Corporation’s Human Resource Department at 1334 York Avenue, New York, New York 10021; and any notice to the Participant shall be addressed to him at the address on file with the Corporation on the date hereof or at such other address as he may hereafter designate in writing.

10.    Interpretation. The interpretation, construction, performance, and enforcement of this Agreement and of the Plan shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.

11.     Choice of Law. This Agreement, and all rights and obligations hereunder, shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

SOTHEBY’S

By: /S/ SUSAN ALEXANDER

Its:     EVP, Worldwide Head of HR

Dated:    March 31, 2015

EXECUTIVE

By: /S/ THOMAS S. SMITH
Executive’s Signature

Dated:    4/1/15